UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                   ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, $0.0001 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    29272B105
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2013
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               20,897,079
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               20,897,079

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           20,897,079


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           16.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               20,897,079
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               20,897,079

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           20,897,079


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           16.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,481,986
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,481,986

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,481,986


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS VI, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,481,986
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,481,986

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,481,986


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,507,479
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,507,479

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,507,479


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI OFFSHORE ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,507,479
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,507,479

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,507,479


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,025,964
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,025,964

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,025,964


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSCP VI ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,025,964
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,025,964

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,025,964


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               320,782
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               320,782

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           320,782


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               320,782
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               320,782

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           320,782


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               473,926
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               473,926

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           473,926


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               364,467
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               364,467

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           364,467


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               109,459
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               109,459

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           109,459


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               364,467
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               364,467

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           364,467


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               473,926
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               473,926

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           473,926


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               724,611
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               724,611

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           724,611


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               724,611
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               724,611

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           724,611


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               318,027
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               318,027

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           318,027


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29272B105                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               318,027
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               318,027

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           318,027


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   10 Corporate Drive, Suite 300
                   Burlington, MA 01803


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   GS ADVISORS VI, L.L.C.
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GSCP VI OFFSHORE ADVISORS, L.L.C.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GSCP VI ADVISORS, L.L.C.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   GOLDMAN, SACHS MANAGEMENT GP GMBH
                   MBD 2011 HOLDINGS, L.P.
                   MBD 2011, L.P.
                   MBD 2011 OFFSHORE, L.P.
                   MBD ADVISORS, L.L.C.
                   MBD 2011 OFFSHORE ADVISORS, INC.
                   BRIDGE STREET 2011, L.P.
                   BRIDGE STREET 2011 ADVISORS, L.L.C.
                   BRIDGE STREET 2011 OFFSHORE, L.P.
                   BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS Capital Partners VI Parallel, L.P., GS Advisors VI, L.L.C., GS Capital Partners VI Offshore Fund, L.P., GSCP VI Offshore Advisors, L.L.C., GS Capital Partners VI Fund, L.P., GSCP
                   VI Advisors, L.L.C., GS Capital Partners VI GmbH & CO. KG, Goldman, Sachs Management GP GmbH, MBD 2011 Holdings, L.P., MBD 2011, L.P., MBD 2011 Offshore, L.P., MBD Advisors, L.L.C., MBD 2011 Offshore Advisors, Inc., Bridge Street 2011, L.P., Bridge Street 2011 Advisors, L.L.C.,
                   Bridge Street 2011 Offshore, L.P., Bridge Street 2011 Offshore Advisors, Inc.:
                   200 West Street, New York, NY 10282


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
                   GS ADVISORS VI, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GSCP VI ADVISORS, L.L.C. - Delaware
                   GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
                   MBD 2011 HOLDINGS, L.P. - Cayman Islands
                   MBD 2011, L.P. - Delaware
                   MBD 2011 OFFSHORE, L.P. - Cayman Islands
                   MBD ADVISORS, L.L.C. - Delaware
                   MBD 2011 OFFSHORE ADVISORS, INC. - Cayman Islands
                   BRIDGE STREET 2011, L.P. - Delaware
                   BRIDGE STREET 2011 ADVISORS, L.L.C. - Delaware
                   BRIDGE STREET 2011 OFFSHORE, L.P. - Cayman Islands
                   BRIDGE STREET 2011 OFFSHORE ADVISORS, INC. - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.0001 par value per share

Item 2(e).         CUSIP Number:
                   29272B105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2014

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.7          Power of Attorney, relating to
                GS ADVISORS VI, L.L.C.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.9          Power of Attorney, relating to
                GSCP VI OFFSHORE ADVISORS, L.L.C.
  99.10         Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.11         Power of Attorney, relating to
                GSCP VI ADVISORS, L.L.C.
  99.12         Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.13         Power of Attorney, relating to
                GOLDMAN, SACHS MANAGEMENT GP GMBH
  99.14         Power of Attorney, relating to
                MBD 2011 HOLDINGS, L.P.
  99.15         Power of Attorney, relating to
                MBD 2011, L.P.
  99.16         Power of Attorney, relating to
                MBD 2011 OFFSHORE, L.P.
  99.17         Power of Attorney, relating to
                MBD ADVISORS, L.L.C.
  99.18         Power of Attorney, relating to
                MBD 2011 OFFSHORE ADVISORS, INC.
  99.19         Power of Attorney, relating to
                BRIDGE STREET 2011, L.P.
  99.20         Power of Attorney, relating to
                BRIDGE STREET 2011 ADVISORS, L.L.C.
  99.21         Power of Attorney, relating to
                BRIDGE STREET 2011 OFFSHORE, L.P.
  99.22         Power of Attorney, relating to
                BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 14, 2014

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS ADVISORS VI, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI OFFSHORE ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GSCP VI ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 ADVISORS, L.L.C.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE, L.P.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Jeremy  Kahn
              ----------------------------------------
             Name:   Jeremy  Kahn
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI GmbH & CO. KG, MBD 2011 Holdings, L.P., Bridge Street 2011, L.P., and Bridge Street 2011 Offshore, L.P. (collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under
Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investing Entities.


                                                                  EXHIBIT (99.3)

                                ITEM 8 INFORMATION

GS Group and Goldman Sachs may be deemed to beneficially own indirectly 20,852,775 shares of common stock, par value $0.0001 per share ("Common Stock") of Endurance International Group Holdings, Inc. (the "Company") by reason of the direct beneficial ownership of (i) 2,481,986 shares of Common Stock held by GS Capital Partners VI Parallel, L.P., which may be deemed to be indirectly beneficially owned by its general partner, GS Advisors VI, L.L.C.,
(ii) 7,507,479 shares of Common Stock held by GS Capital Partners VI Offshore Fund, L.P., which may be deemed to be indirectly beneficially owned by its general partner, GSCP VI Offshore Advisors, L.L.C., (iii) 9,025,964 shares of Common Stock held by GS Capital Partners VI Fund, L.P., which may be deemed to be indirectly beneficially owned by its general partner, GSCP VI Advisors, L.L.C., (iv) 320,782 shares of Common Stock held by GS Capital Partners VI
GmbH & CO. KG, which may be deemed to be indirectly beneficially owned by its general partner, Goldman, Sachs Management GP GmbH, (v) 473,926 shares of
Common Stock held by MBD 2011 Holdings, L.P., (A) all of which may be deemed to be indirectly beneficially owned by its general partner, MBD 2011 Offshore Advisors, Inc., (B) 364,467 shares of which may be deemed to be indirectly beneficially owned by its limited partner, MBD 2011, L.P. ("MBD") and MBD's general partner, MBD Advisors, L.L.C. and (C) 109,459 shares of which may be deemed to be indirectly beneficially owned by its limited partner, MBD 2011 Offshore, L.P., (vi) 724,611 shares of Common Stock held by Bridge Street 2011, L.P., which may be deemed to be indirectly beneficially owned by its general partner, Bridge Street 2011 Advisors, L.L.C., and (vii) 318,027 shares of
Common Stock held by Bridge Street 2011 Offshore, L.P., which may be deemed to be indirectly beneficially owned by its general partner, Bridge Street 2011 Offshore Advisors, Inc. (collectively, the "GS Entities"). Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner, managing partner or manager of the GS Entities. Goldman Sachs is the investment manager for certain of the GS Entities. Goldman Sachs is a wholly-owned subsidiary of GS Group. The GS Entities share voting power and dispositive power with respect to the shares of Common Stock beneficially owned by them with certain of their respective affiliates.

Each of the GS Investing Entities is a party to a Stockholders Agreement, dated as of October 24, 2013 (the "Stockholders Agreement"), by and among
(i) the Company, (ii) the GS Investing Entities, (iii) Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and WP Expedition Co-Invest L.P. (collectively, the "Warburg Pincus Entities") and (iv) certain other specified holders of the Company's Common Stock.

The Stockholders Agreement requires the parties thereto to vote their shares of the Common Stock in a certain manner on matters related to the election of certain directors appointed by the GS Investing Entities and the Warburg Pincus Entities. In addition, pursuant to the Stockholders Agreement, the GS Investing Entities and the Warburg Pincus Entities have certain rights to restrict the transfer of each other's shares of Common Stock.

The aggregate number of shares of Common Stock beneficially owned collectively by the GS Entities and the Warburg Pincus Entities, and their respective related entities, based on available information, is 85,531,332, which represents approximately 67.4% of the outstanding Common Stock.

The share ownership reported for the GS Entities in this Schedule 13G does not include any shares of Common Stock owned by the other parties to the Stockholders Agreement or their related entities, except to the extent disclosed in this Schedule 13G. Each of the GS Entities disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement and their related entities, except to the extent disclosed in this
Schedule 13G.

                                                                  EXHIBIT (99.4)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


THE GOLDMAN SACHS GROUP, INC.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Executive Vice President and
	    General Counsel


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company") , pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                  EXHIBIT (99.5)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO (the "Company") , pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Priya Iyer, an employee of the Company, as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN, SACHS & CO


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its General Partner





By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI PARALLEL, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                  EXHIBIT (99.7)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS VI, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS ADVISORS VI, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS ADVISORS VI, L.L.C. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS ADVISORS VI, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.9)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI OFFSHORE ADVISORS, L.L.C.




By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GSCP VI OFFSHORE ADVISORS, L.L.C. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GSCP VI OFFSHORE ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                               EXHIBIT (99.10)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner




By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI FUND, L.P.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GSCP VI ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GSCP VI ADVISORS, L.L.C.



By: /s/ Christine Vollertsen
____________________________
Name: 	Christine Vollertsen
Title: 	Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GSCP VI ADVISORS, L.L.C. (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GSCP VI ADVISORS, L.L.C.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GS CAPITAL PARTNERS VI GMBH & CO. KG
By: GS ADVISORS VI, L.L.C., and its General Partner





By: /s/ Christine Vollertsen
____________________________
Name:	Christine Vollertsen
Title: 	Vice President and Secretary


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GS CAPITAL PARTNERS VI GMBH & CO. KG


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher, Dan Deluca, Robert Belva and Jeremy Kahn (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 24, 2010.



GOLDMAN, SACHS MANAGEMENT GP GMBH


By: /s/ John E. Bowman
____________________________
Name: 	John E. Bowman
Title:  Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") , pursuant to that Power of Attorney dated September 24, 2010 (the "POA"), does hereby designate Priya Iyer and Brian Bae, employees of the Company, as additional attorneys-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                               EXHIBIT (99.14)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 Holdings, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The
Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange
Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



MBD 2011 HOLDINGS, L.P.
By:  MBD 2011 Offshore Advisors, Inc., its general partner


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.15)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2014.



MBD 2011, L.P.,
By:  MBD Advisors, L.L.C., its general partner


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.16)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The
Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2014.



MBD 2011 OFFSHORE, L.P.
By:  MBD 2011 Offshore Advisors, Inc., its general partner


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.17)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD Advisors, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 10, 2014.



MBD ADVISORS, L.L.C.


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.18)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 Offshore Advisors, Inc.
(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



MBD 2011 OFFSHORE ADVISORS, INC.


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.19)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The
Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



BRIDGE STREET 2011, L.P.
By:  Bridge Street 2011 Advisors, L.L.C., its general partner


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.20)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011 Advisors, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



BRIDGE STREET 2011 ADVISORS, L.L.C.


By:____________________________
Name:  Tracy Sellers
Title: Vice President

                                                               EXHIBIT (99.21)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of
The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



BRIDGE STREET 2011 OFFSHORE, L.P.
By:  Bridge Street 2011 Offshore Advisors, Inc., its general partner


By:____________________________
Name:  Kathryn Sloan
Title: Vice President

                                                              EXHIBIT (99.22)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011 Offshore
Advisors, Inc. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.


By:____________________________
Name:  Kathryn Sloan
Title: Vice President